EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Mercury Computer Systems, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-53291, 333-52864, 333-101993, 333-112989, 333-112990, 333-124294, 333-129929, 333-139019, 333-139020, 333-149046, 333-156364, 333-163705, and 333-163707) on Form S-8 and the registration statement (No. 333-158847) on Form S-3 of Mercury Computer Systems, Inc. of our report dated August 19, 2010, with respect to the consolidated balance sheets of Mercury Computer Systems, Inc. as of June 30, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2010, and the related consolidated financial statement Schedule II, and the effectiveness of internal control over financial reporting as of June 30, 2010 which report appears in the June 30, 2010, annual report on Form 10-K of Mercury Computer Systems, Inc.

As discussed in Note B to the consolidated financial statements, the Company has changed its method of accounting for revenue arrangements with multiple-deliverables entered into or substantially modified after July 1, 2009 to adopt FASB ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements.

/s/ KPMG LLP

Boston, Massachusetts

August 19, 2010